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                                   EXHIBIT 1

                        SETTLEMENT AGREEMENT AND RELEASE


         This Settlement Agreement and Release (the "Agreement") is made and entered into as of the 29th day of July, 1996 by and among John M. Marencik, an individual ("Marencik"), Watson General Corporation, a California corporation ("Watson"), and EnviroQuest Technologies, Ltd., a Missouri corporation ("ETL").

         WHEREAS, Marencik and certain other individuals sold stock of ETL to Watson pursuant to that certain Stock Purchase Agreement dated on or about January 18, 1996 (the "Stock Purchase Agreement"); and

         WHEREAS, Watson believes that certain representations, warranties and covenants made to it in the Stock Purchase Agreement have been breached and that Watson was fraudulently induced to enter into the Stock Purchase Agreement; and

         WHEREAS, ETL believes that Marencik breached his fiduciary duty to ETL and committed willful and/or negligent acts against ETL; and

         WHEREAS, Marencik, on the one hand, and Watson and ETL, on the other hand, desire to resolve all differences between them without admitting any wrongdoing on the part of either party;

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

         1. Return of Watson Stock. Marencik hereby returns, transfers and assigns to Watson all right, title and interest in and to 138,650 shares (the "Watson Shares") of the 158,650 shares of Watson common stock issued to Marencik by Watson pursuant to the Stock Purchase Agreement. Marencik hereby confirms that he has not transferred or assigned any right or interest in or to the Watson Shares to any other person, and that the remaining 20,000 shares of Watson common stock have been pledged to a third party. The certificate(s) representing the Watson Shares shall be delivered to Watson or ETL concurrently with the execution of this Agreement.

         2. Return of Promissory Note. Marencik hereby returns, transfers and assigns to Watson all right, title and interest in and to the promissory note issued to Marencik by Watson pursuant to the Stock Purchase Agreement in the amount of $36,740 (the "Note"). Marencik hereby confirms that he has not transferred or assigned any right or interest in or to the Note to any other person. The Note shall be delivered to Watson or ETL concurrently with the execution of this Agreement.





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         3.  Amendment of Employment Agreement.  Concurrently with the execution of this Agreement by Marencik and ETL, such parties shall execute an amendment to the existing Employment Agreement of Marencik by ETL, which amendment shall among other things recharacterize the agreement as a consulting agreement and which is attached hereto as Exhibit A.

         4. Resignation of Marencik as Director of Watson. Marencik hereby resigns as a director of Watson, and permanently waives his right to be elected as a director of Watson pursuant to section 2.4 of the Stock Purchase Agreement.

         5. Termination of Warwick Lease. Concurrently with the execution of this Agreement by Marencik and ETL, Marencik, ETL and Frances Marencik shall terminate the lease between the ETL and Marencik and Frances Marencik relating to 4325 Warwick, Kansas City, Missouri, which termination agreement is attached hereto as Exhibit B.

         6. Resolution of Chesapeake. Concurrently with the execution of this Agreement, the parties hereto and Frances Marencik shall enter into an agreement regarding the termination of Chesapeake Bay Financial Corp. and the assumption by ETL of certain indebtedness of Chesapeake, as set forth in the agreement attached hereto as Exhibit C.

         7. Acceptance of Frances Marencik Settlement. Marencik hereby agrees to and accepts the terms, conditions and undertakings of Frances Marencik as set forth in that certain Settlement Agreement and Release made and entered into as of the 5th day of April, 1996 by and among Frances E. Marencik, ETL and Watson.

         8. Certain Undertakings By Marencik. Marencik hereby reconfirms the accuracy of the representations and warranties made by Marencik in Schedule
11.2 of the Stock Purchase Agreement, and shall cooperate fully with ETL in connection with the litigation set forth in such schedule, including without limitation making himself reasonably available without cost as a witness for ETL.

         9. Actions Necessary or Advisable To Implement the Foregoing. Marencik, Watson and ETL each hereby agree to take such other action, including but not limited to the execution of one or more documents, which may be necessary or advisable to implement the foregoing agreements and undertakings of each such party pursuant to sections 1 through 8 inclusive of this Agreement. Without limiting the foregoing, Marencik shall deliver a written request to James Ewan, as escrow holder under that certain Escrow Agreement dated January 30, 1996, to release the shares of ETL common stock previously owned by him from such escrow and to deliver such shares to Watson.

         10. Representation By Marencik. Marencik hereby represents, warrants and covenants to Watson and ETL that, except for the matters set forth in that certain letter dated April 4, 1996 from Edward T Swanson, Esq. to Mark Meers, Esq. (the "April 1996 letter"), Marencik has no actual knowledge as of the





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date hereof that any representation, warranty or covenant in the Stock Purchase
Agreement by the Sellers (as that term is defined in the Stock Purchase Agreement) was not correct in all material respects.

         11. Release of Marencik. Watson and ETL shall and hereby do relieve, release and discharge Marencik, and each of his heirs, successors and assigns, of and from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs, expenses, damages, actions and causes of action, of whatsoever kind or nature, whether now known or unknown, suspected or unsuspected, based on, arising out of, or in connection with (a) the representations, warranties and/or covenants of Marencik pursuant to the Stock Purchase Agreement to the extent that such representations, warranties and/or covenants relate to the matters set forth in the April 1996 letter, or (b) any actions or omissions by Marencik in his capacity as an officer, director and/or employee of ETL prior to the date of the Stock Purchase Agreement which relate to the matters set forth in the April 1996 letter; provided, however, that nothing herein shall release, waive, or prejudice any rights that Watson or ETL may have against Marencik for any breach by Marencik or any representation, warranty, covenant or undertaking of Marencik in the Stock Purchase Agreement which does not relate to the matters set forth in the April 1996 letter or any representation, warranty, covenant or undertaking pursuant to this Agreement.

         12. Release of ETL and Watson. Marencik shall and hereby does relieve, release and discharge ETL and Watson, and each of their officers, directors, agents, successors and assigns, of and from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs, expenses, damages, actions and causes of action, of whatsoever kind or nature, whether now known or unknown, suspected or unsuspected, based on, arising out of, or in connection with any matter prior to the date of this Agreement, provided however, that nothing herein shall release, waive, or prejudice any representation, warranty, covenant or undertaking pursuant to this Agreement.

         13. Representations and Warranties. The parties hereto, and each of them, represent and warrant to each other and agree with each other as follows:

                 (a) Each of the parties hereto has had the opportunity to obtain independent legal advice from an attorney of his or its own choice with respect to the advisability of executing this Agreement.

                 (b) There have been no other agreements or understandings between the parties relating to the settled and released matters, except as stated in this Agreement.

                 (c) Each party hereto, together with his or its attorney, has made such investigation of the facts and of the law pertaining to this settlement and this Agreement, and of all the matters pertaining thereto, as he or it deems necessary.

                 (d) Each party hereto is the sole and rightful owner of all right, title and interest in and to every claim, action and other matter which he or it releases herein and has not heretofore assigned or





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otherwise transferred, and shall not assign or otherwise transfer, any interest in any claim, action or other matter which he or it may have against the other party hereto.

         14. Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective representatives, successors, heirs and assigns. However, except as otherwise expressly provided herein, this Agreement is not for the benefit of any person not a party hereto or specifically identified as a beneficiary herein, and is not intended to constitute a third party beneficiary contract.

         15. Captions. The headings of the sections of this Agreement are intended solely for convenience of reference and are not intended and shall not be deemed for any purpose whatever to modify or explain or place any construction upon any of the provisions of this Agreement.

         16. Execution in Counterparts. This Agreement may be executed in several counterparts, each of which will be an original, but all of which, when taken together, will constitute one and the same instrument.

         17. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties, and there are no representations, warranties or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein.

         18. Amendment or Waiver. No supplement, modification, amendment, or waiver of this Agreement shall be binding unless executed in writing by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any provision hereof (whether or not similar), nor shall waiver constitute a continuing waiver.

         19. Governing Law. The parties hereto hereby agree that this Agreement shall be governed by the laws of the State of Missouri.

         20. Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

         21. Survival of Warranties and Representations. The warranties and representations of this Agreement are deemed to survive the date of execution hereof.



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         IN WITNESS WHEREOF, the parties hereto have each approved and executed this Agreement as of the date set forth above.



                                            /s/ JOHN M. MARENCIK
                                            -----------------------------
                                                John M. Marencik



                                            WATSON GENERAL CORPORATION


                                            By: /s/ RONALD G. CRANE
                                                --------------------------
                                                    Ronald G. Crane



                                            ENVIROQUEST TECHNOLOGIES, LTD.


                                            By /s/ ROGER H. SHERWOOD
                                               --------------------------
                                                   Roger H. Sherwood



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